Destiny Media Announces Completion of Private Placement Financing

VANCOUVER, October 20, 2015 - Destiny Media Technologies Inc. (TSXV: DSY) (OTCQX: DSNY) announces that it has completed a non-brokered private placement financing of 2,020,000 Units at a price of USD$0.25 per Unit for gross proceeds of USD$505,000.

Each Unit is comprised of one common share of Destiny and one-half of one common share purchase warrant (“Warrant”), with each whole Warrant entitling the holder to purchase one additional common share at USD$0.30 per share for a period of two years from the date of the issue. Destiny will have the right to accelerate the expiry date of the Warrants if, at any time, the average closing price of Destiny’s common shares is equal to or greater than USD$1.25 for 20 consecutive trading days. In the event of acceleration, the expiry date will be accelerated to a date that is 30 days after Destiny issues a news release announcing that it has elected to exercise this acceleration right.

The securities issued under the financing will be subject to a hold period expiring on February 21, 2016 pursuant to applicable Canadian securities laws and the rules of the TSX Venture Exchange.

The proceeds from the private placement will be used for general working capital purposes.

On Behalf of the Board of Directors

Steve Vestergaard
CEO

Destiny Media Technologies, Inc. provides services that enable content owners to securely display and distribute their audio and video content digitally through the internet. The Company's two major services are Clipstream and Play MPE®. Clipstream (www.clipstream.com) is a video format that plays on any modern smart phone, tablet, internet, TV, or computer. With Clipstream, there is no player to configure or install, videos never go obsolete, and there are up to 90% cost savings by reducing the use of transcoding, infrastructure and bandwidth. Play MPE (www.plaympe.com) provides a standardized method to securely and cost effectively distribute pre-release music to radio stations and other music industry professionals, before it is ready for sale. More information can be found at www.dsny.com.

For further information:
Contacts:
Steve Vestergaard
CEO, Destiny Media Technologies, Inc.
604 609 7736 x222
Investor Relations:
Dave Mossberg
Three Part Advisors
817-310-0051

Safe Harbor Statement

Information set forth in this news release contains forward-looking statements that are based on assumptions as of the date of this news release. These statements reflect management's current estimates, beliefs, intentions and expectations. They are not guarantees of future performance. Destiny cautions that all forward looking statements are inherently uncertain and that actual performance may be affected by a number of material factors, many of which are beyond Destiny's control. Accordingly, actual and future events, conditions and results may differ materially from the estimates, beliefs, intentions and expectations expressed or implied in the forward looking information. Except as required under applicable securities legislation, Destiny undertakes no obligation to publicly update or revise forward-looking information.

NEITHER TSX VENTURE EXCHANGE NOR ITS REGULATION SERVICES PROVIDER (AS THAT TERM IS DEFINED IN THE POLICIES OF THE TSX VENTURE EXCHANGE) ACCEPTS RESPONSIBILITY FOR THE ADEQUACY OR ACCURACY OF THIS RELEASE.